Exhibit 10.1

SECOND OMNIBUS AMENDMENT

THIS SECOND OMNIBUS AMENDMENT (this "Amendment") is entered into as of August 4, 2016 (the "Amendment Date"), between Growblox Sciences, Inc., a Delaware corporation (the "Company"), GB Sciences Nevada LLC, a Nevada limited liability company ("GBS Nevada") and Pacific Leaf Ventures, LP (the "Investor").

R E C I T A L S

A. The Company and the Investor are parties to that certain Note Purchase Agreement dated as of May 12, 2015 and made effective June 8, 2015 (as amended from time to time, the "Purchase Agreement"), and a related Amended and Restated 6% Senior Secured Convertible Promissory Note in the nominal principal amount of $2,750,000 (the "Note").

B. GBS Nevada and the Investor are parties to that certain Amended and Restated Royalty Agreement dated as of February 8, 2016 (the "Royalty Agreement").  Unless otherwise indicated herein, all capitalized terms used herein have the respective meanings set forth in the Purchase Agreement.

C. The Company, GBS Nevada and the Investor previously entered into an Omnibus Amendment and Waiver, dated as of February 8, 2016 (the "First Amendment").

D. The Company, GBS Nevada and the Investor desire to further amend the Royalty Agreement, the Note, and the First Amendment, and to enter into certain related agreements in connection therewith, as set forth in this Amendment.

NOW, THEREFORE, in consideration of these premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree, as follows:

1. Funding of the Note.  The Investor and the Company acknowledge and agree that the principal amount of loans advanced by the Investor to the Company under the Note as of the date hereof is $2,595,195, which amount includes (i) $75,000 of expenses incurred by the Investor at the Company's request in connection with the sale of the Teco Facility, which expenses are hereby deemed to constitute advances to the Company under the Note, and (ii) $500,000 of advances that have been converted to common stock of the Company.  The Investor hereby commits to make additional advances to the Company under the Note in the aggregate amount of $154,805 no later than December 31, 2016 so that Investor shall have made aggregate advances to the Company under the Note in the amount of $2,750,000.

2.    Amendment to Royalty Agreement. Section 1.2 of the Royalty Agreement is hereby amended and restated in its entirety to read as follows:

"1.2  Royalty Payments.  In consideration of the transfer by PACIFIC LEAF of the Intellectual Property pursuant to the Section 1.1, and the Support provided by PACIFIC LEAF to GBS Nevada and GBS Delaware, during the period (the "Royalty Period") commencing on the Effective Date and ending ten (10) years after the date the first complete royalty payment in excess of twenty-five thousand dollars ($25,000) is actually made to PACIFIC LEAF with respect to any fiscal quarter under this Agreement (the "First Royalty Payment Date"), GBS Nevada shall pay to PACIFIC LEAF within forty-five (45) days after the end of each calendar quarter an amount equal to the Royalty Rate (defined below) multiplied by the gross sales revenues of GBS Nevada and its subsidiaries from all sources during the preceding fiscal quarter, including, without limitation (i) from the sale of cannabis produced at the Teco Facility, (ii) from the sale of its cannabis at dispensaries operated by GBS Partners, and (iii) received by it in respect of the Profits Interest issued to under the GBS Partners Agreements.  The Royalty Rate at any time shall be equal to 16.4%; provided, however, that following the later of (i) the seventh anniversary of the First Royalty Payment Date, and (ii) the date that all amounts outstanding under the Note have been repaid in full, the Royalty Rate shall be reduced to 8.2%.  Notwithstanding the foregoing, (i) the maximum aggregate royalty payments to be made to PACIFIC LEAF under this Agreement shall not exceed $2,420,000 with respect to any calendar year, and (ii) in the event the royalty payment required to be paid to PACIFIC LEAF with respect to any fiscal quarter exceeds GBS Nevada's Adjusted EBITDA (as defined below) for such quarter, GBS Delaware shall be entitled to defer the payment of such excess until the next royalty payment is to be made to PACIFIC LEAF hereunder for the succeeding calendar quarter.  For the purposes hereof, "Adjusted EBITDA" means, with respect to any calendar quarter, the sum of GBS Nevada's (i) net income, (ii) interest expense, (iii) income taxes, (iv) depreciation, and (v) amortization, minus the royalty payment to be made hereunder to PACIFIC LEAF with respect to such calendar quarter.  Adjusted EBITDA shall be calculated in accordance with U.S. generally accepted accounting principles and consistent with the Company's financial statements it files with the Securities and Exchange Commission.

3. Amendment to Note. Section 3A(viii) of the Note (Management of GBS Nevada) Amendment is hereby deleted in its entirety.

4. Amendment to First Amendment Agreement. Section 7 of the First Amendment (GBS Nevada Purchase Option) is hereby de leted in its entirety.

5. Disclosure of Non-public Information.  Each of the Company and GBS Nevada covenant and agree that until the Note has been repaid in full, unless the provisions of this paragraph are expressly waived in writing by the Investor (i) neither the Company nor GBS Nevada shall disclose to the Investor any non-public information with respect to the Company or any of its subsidiaries (including GBS Nevada) that could be deemed to be material to an investor in the common stock of the Company, and (ii) in the event the Company or GBS Nevada discloses such information to the Investor in violation of clause (i) above, the Company shall immediately disclose such information in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

6. Issuance of Common Stock and Warrant.  In consideration of the agreements of the Investor under this Amendment, the Company shall issue to the Investor immediately following the execution of this Amendment (i) 1,000,000 shares of the Company's common stock, and (ii) a five-year warrant to purchase 1,500,000 shares of the Company's common stock at a price equal to the closing price of the common stock on the date hereof, substantially in the form of Exhibit A hereto (which includes provisions for cashless exercise).

7. Reaffirmation of Loan Documents. Except as amended and modified hereby, all of the terms and provisions of the Purchase Agreement and the other Transaction Documents shall remain in full force and effect and are hereby in all respects ratified and confirmed by the Company.  The Company hereby agrees that except as expressly provided in this Amendment, the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of the Company under the Transaction Documents.

8. Representations and Warranties.  As a material inducement for the Investor to enter into this Amendment, the Company hereby represents and warrants to the Investor that after giving effect to this Amendment: (a) all representations and warranties in the Purchase Agreement and the other Transaction Documents are true and correct in all material respects, as though made on the date hereof, except to the extent that (i) any of them speak to a different specific date or may have otherwise been made inaccurate by the mere passage of time; or (ii) the facts or circumstances on which any of them were based have been changed by transactions or events not prohibited by the Transaction Documents; (b) no Event of Default under the Note will exist after giving effect to this Amendment; and (c) this Amendment has been duly authorized and approved by all necessary organizational action and requires the consent of no other person, and is binding and enforceable against the Company in accordance with its terms.  The Company further represents and warrants to the Investor as of the date of this Amendment that (i) GBS Nevada holds a duly issued provisional certificate (the "Certificate") from the Division of Public & Behavioral Health of the Nevada Department of Health and Human Services to operate an establishment to cultivate medical cannabis at 3550 W. Teco Avenue, Las Vegas, Nevada, (ii) such Certificate is in good standing, (iii) GBS Nevada is in compliance with all applicable legal requirements for the issuance and maintenance of the Certificate, and (iv) neither the Company nor GBS Nevada has received any notice that such Certificate may be revoked nor is any of them aware of any grounds for such revocation.

9. Miscellaneous.

(a)	All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)	This Amendment may be executed in counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

(c)	The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

(d)	Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(e)	This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

GROWBLOX SCIENCES, INC.

By: /s/ John Poss
Name: John Poss
Title: President

GB SCIENCES NEVADA LLC

By: /s/ John Poss
Name: John Poss
Title: President

PACIFIC LEAF VENTURES, LP

By: /s/ Sean Harris
Name: Sean Harris
 Title: Manager of General Partner

Signature Page to Second Omnibus Amendment